Exhibit 99

                         PRESS RELEASE
                         FOR IMMEDIATE RELEASE
                         Contact: Michael R. Daley (716) 987-3175 Richard T. Aab (716) 987-3150

                      ACC ANNOUNCES EQUITY PLACEMENT

     Rochester, NY, April 13, 1995 -- ACC Corp. (Nasdaq-NMS: ACCC) today announced that it had completed an offering of 825,000 shares of its common stock at an average price of $14.53 per share in an offshore offering made during the past two weeks under SEC Regulation S, through which the Company raised a total of approximately $11,990,500 before deduction of related expenses and commissions. This offering was placed primarily with large institutional investors in Europe through a placement agent.

     ACC plans to use the proceeds from this offering for reduction of indebtedness, for working capital needs and for general corporate purposes. The shares sold in this offering were not registered under the Securities Act of 1933 and cannot be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from such registration requirements.

     ACC Corp. is an international telecommunications company headquartered in Rochester, New York. Through its subsidiaries, ACC provides domestic and international long distance telecommunications services to business and residential customers in the United States, Canada and the United Kingdom, as well as specialized programs for colleges, universities and hospitals. ACC has annualized revenue of over $150 million.

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